Exhibit 99.1

FOR IMMEDIATE RELEASE

MGIC Investment and Radian Group Terminate Merger

MILWAUKEE and PHILADELPHIA, - September 5, 2007 — MGIC Investment Corporation (NYSE:MTG) and Radian Group Inc. (NYSE:RDN) jointly announced today that they have entered into an agreement that terminates their pending merger. The companies cited as the rationale for doing so their mutual agreement that current market conditions have made combining the companies significantly more challenging. Both MGIC and Radian believe it is in their best interests to remain independent companies at this time. All outstanding litigation between the companies will be withdrawn. Neither party made a payment to the other in connection with the termination.

Curt Culver, MGIC Investment’s CEO, said, “I am pleased MGIC and Radian were able to reach this amicable resolution. During the course of the merger process, our MGIC team met many fine people from Radian. We wish them the best.”

S.A. Ibrahim, Radian Group’s CEO, said, “Our mutual decision to terminate the pending merger represents the best outcome for both companies under the circumstances. We wish MGIC and its employees well.”

MGIC Contacts:

For investors:

Mike Zimmerman – phone: 414 347.6596

email: mike_zimmerman@mgic.com

For the media:

Katie Monfre – phone: 414 347.2650

email: katie_monfre@mgic.com

Radian Contacts:

For investors:

Mona Zeehandelaar – phone: 215 231.1674

email: mona.zeehandelaar@radian.biz

Steve Frankel / Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212 355.4449